EXHIBIT 99.2

News Release

170 Mt. Airy Road

Basking Ridge, NJ 07920

Hooper Holmes
James Calver
Chief Executive Officer
(908) 766-5000
PRESS RELEASE
Investors: Jonathan Birt / Evan Smith
Media: Sean Leous
Financial Dynamics
212-850-5600

Hooper Holmes Delays 10-K Filing Until April 25, 2006 to Complete Review

BASKING RIDGE, N.J., March 31, 2006 — Hooper Holmes, Inc. (AMEX: HH) announced today that the filing of its 2005 Form 10-K with the United States Securities and Exchange Commission (SEC) will be delayed beyond the March 31, 2006 extended due date. The delay is to complete a previously announced restatement of prior period earnings and an analysis of a goodwill and intangible asset impairment charge to be taken as of year-ended December 31, 2005. Hooper Holmes anticipates that it will be able to file its Form 10-K on or prior to April 25, 2006.

As previously announced in a press release and Form 8-K filed with the SEC on February 23, 2006, the Company intends to restate certain of its prior period consolidated financial statements. Accordingly, the Company’s consolidated financial statements for the period indicated in the filing should no longer be relied upon. The restatements should not have any adverse effect on the Company’s business outlook for future fiscal periods, nor impact future cash flows from operations.

James Calver, the Company’s recently appointed Chief Executive Officer, commented, “The extensive review that we have undertaken underscores our commitment to ensure we have a solid foundation to build upon. We are working closely with our independent auditors to complete our review. I continue to believe the company has a strong asset base that has not been effectively utilized in the recent past. By implementing improved internal processes and controls, and maintaining financial discipline, I believe we have an opportunity to capitalize on the strength of our products, market position, and skilled employees.”

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Hooper Holmes, Inc. provides outsourced risk assessment services, including underwriting and claims information to the life, health, automobile and workers’ compensation insurance industries. The Company provides these health information services through over 265 locations nationwide and in the United Kingdom.

Safe Harbor Statement

Statements in this news release that are not strictly historical may be deemed to be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to the many uncertainties that exist in the Company’s operations and environment. These uncertainties, which include industry conditions, market demand and pricing, competitive and cost factors, the reorganization of the Company, changes in the regulatory environments in which the Company operates and other factors, are incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of February 23, 2006, and the Company undertakes no duty to update this information unless required by law.